CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-201602, 333-211835, 333-232022 and 333-255113) of Globant S.A. of our report dated February 28, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PRICE WATERHOUSE & CO. S.R.L.
Autonomous City of Buenos Aires, Argentina
February 28, 2022